GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2017

- Company Reports Sales of $4.1 Billion, Up 4% -
- Diluted Earnings Per Share of $1.08 and Adjusted Earnings Per Share of $1.16 -
- Updates 2017 Outlook -

Atlanta, Georgia, October 19, 2017 — Genuine Parts Company (NYSE: GPC) announced today sales and earnings for the third quarter and nine months ended September 30, 2017.

Sales for the third quarter ended September 30, 2017 were $4.1 billion, a 4% increase compared to $3.9 billion for the same period in 2016. Net income for the third quarter was $158.4 million compared to $185.3 million recorded for the same period in the previous year. Earnings per share on a diluted basis were $1.08 compared to $1.24 in the third quarter last year. Before the impact of certain transaction costs primarily related to the Company’s pending $2.0 billion European acquisition recorded in the third quarter of 2017, adjusted net income was $170 million, or $1.16 per diluted share.

Third quarter sales for the Automotive Group were up 3.6% including an approximate 1% comparable sales increase. Sales at Motion Industries, the Industrial Group, were up 7.1%, including a 4% comparable sales increase, and sales at EIS, the Electrical/Electronic Group, grew 11.6%, with comparable sales down 1%. Sales for S.P. Richards, the Office Products Group, were down 4.7% for the quarter in both total and comparable sales.

Paul Donahue, President and Chief Executive Officer, commented, “The third quarter presented us with both opportunities and challenges. We were excited to announce our entry into Europe with the pending acquisition of one of the leading automotive distributors in that region, Alliance Automotive Group, which we expect to close in November. While, domestically, we continued to operate in a challenging sales environment across three of the key industries we serve, U.S. Automotive, Office and Electrical, our Industrial and international Automotive businesses produced stronger year over year growth. In total, we generated a 4% total sales increase, despite one less billing day in the quarter and the disruption from unprecedented natural disasters, including hurricanes and earthquakes. This was achieved via organic growth of 1%, 2% from acquisitions and a 1% foreign exchange benefit.”

Mr. Donahue added, “Our third quarter profitability was impacted by lower gross margin and higher operating expenses, as our initiatives to drive margin expansion did not meet our expectations. To that point, our plans and initiatives are underway to expedite corrective action.”

Sales for the nine months ended September 30, 2017 were $12.1 billion, a 4.7% increase compared to $11.6 billion for the same period in 2016. Net income for the nine months was $509 million compared to $535 million in 2016, and earnings per share on a diluted basis were $3.44 compared to $3.56 in 2016. Before the transaction costs recorded in the third quarter of 2017 noted above, adjusted net income was $520 million and adjusted earnings per diluted share were $3.52.

Mr. Donahue concluded, “We enter the fourth quarter focused on generating stronger organic sales growth as well as maximizing the benefits of our acquisitions. We are also intensely focused on the plans and initiatives underway to cut costs and improve our profitability. While we are disappointed with this quarter’s results, we are excited about the opportunities ahead and we move forward with a deep sense of urgency as we focus on maximizing shareholder value and positioning the Company for long-term success.”

2017 Outlook

For the full year 2017, the Company is increasing its sales guidance from up 3% to 4% to up 4% to 4.5%. The Company is also updating diluted earnings per share to range from $4.47 to $4.52 and adjusted diluted earnings per share to range from $4.55 to $4.60. This compares to the prior outlook of $4.70 to $4.75. Adjusted diluted earnings per share excludes any fourth quarter 2017 revenue, earnings or expenses, including transaction costs, associated with the pending acquisition of Alliance Automotive Group, as well as the transaction costs recorded in the third quarter of 2017 noted above.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EDT to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 877-857-6161, conference ID 8518758. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 8518758, two hours after the completion of the call until 12:00 a.m. Eastern time on November 2, 2017.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to the financing, timing and completion of the acquisition of Alliance Automotive Group (AAG) and the anticipated synergies and benefits of the transaction, as well as future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the inability to complete the acquisition due to failure to satisfy the customary closing conditions and/or the delay of or inability to obtain all regulatory approvals related to the acquisition, the Company’s ability to successfully integrate AAG into the Company and to realize the anticipated synergies and benefits, changes in the European aftermarket, the Company’s ability to successfully implement its business initiatives in each of its four business segments; slowing demand for the Company’s products; changes in legislation or government regulations or policies; changes in general economic conditions, including unemployment, inflation or deflation; changes in tax policies; volatile exchange rates; high energy costs; uncertain credit markets and other macro-economic conditions; competitive product, service and pricing pressures; the ability to maintain favorable vendor arrangements and relationships; disruptions in our vendors’ operations; the Company’s ability to successfully integrate its acquired businesses; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company’s information systems, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2016 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations – (678) 934-5628

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
	(Unaudited)
	(in thousands, except per share data)
Net sales	$4,095,906	$3,941,743	$12,101,725	$11,559,648
Cost of goods sold	2,869,016	2,743,142	8,479,402	8,091,124

Gross profit	1,226,890	1,198,601	3,622,323	3,468,524
Operating expenses:
Selling, administrative & other expenses	940,259	869,562	2,717,416	2,522,223
Depreciation and amortization	40,276	37,682	117,640	108,247

	980,535	907,244	2,835,056	2,630,470
Income before income taxes	246,355	291,357	787,267	838,054
Income taxes	87,913	106,031	278,693	303,334

Net income	$158,442	$185,326	$508,574	$534,720

Basic net income per common share	$1.08	$1.24	$3.45	$3.58
Diluted net income per common share	$1.08	$1.24	$3.44	$3.56
Weighted average common shares outstanding	146,720	148,899	147,312	149,243
Dilutive effect of stock options and
non-vested restricted stock awards	502	828	561	781

Weighted average common shares outstanding – assuming dilution	147,222	149,727	147,873	150,024

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$2,171,008	$2,095,030	$6,333,495	$6,115,186
Industrial	1,244,234	1,162,224	3,729,183	3,482,246
Office Products	509,966	535,175	1,533,372	1,493,434
Electrical/Electronic Materials	199,236	178,448	588,281	538,803
Other (1)	(28,538)	(29,134)	(82,606)	(70,021)

Total net sales	$4,095,906	$3,941,743	$12,101,725	$11,559,648

Operating profit:
Automotive	$178,202	$197,874	$537,291	$555,156
Industrial	94,595	85,608	281,269	255,704
Office Products	23,974	30,257	85,184	97,101
Electrical/Electronic Materials	13,547	14,277	42,715	45,105

Total operating profit	310,318	328,016	946,459	953,066
Interest expense, net	(8,202)	(5,244)	(21,254)	(14,731)
Intangible amortization	(11,845)	(10,339)	(34,085)	(28,324)
Other, net	(43,916)	(21,076)	(103,853)	(71,957)

Income before income taxes	$246,355	$291,357	$787,267	$838,054

Capital expenditures	$43,086	$36,939	$97,181	$86,650

Depreciation and amortization	$40,276	$37,682	$117,640	$108,247

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30,	Sept. 30,
	2017	2016
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$210,082	$225,177
Trade accounts receivable, net	2,155,948	2,032,548
Merchandise inventories, net	3,354,178	3,146,157
Prepaid expenses and other current assets	596,400	504,600

TOTAL CURRENT ASSETS	6,316,608	5,908,482
Goodwill and other intangible assets, less accumulated amortization	1,713,569	1,550,435
Deferred tax assets	122,797	109,679
Other assets	581,047	491,925
Net property, plant and equipment	760,213	688,851

TOTAL ASSETS	$9,494,234	$8,749,372

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$3,275,155	$3,099,438
Current portion of debt	595,000	475,000
Income taxes payable	26,666	32,594
Dividends payable	98,959	97,955
Other current liabilities	806,887	696,544

TOTAL CURRENT LIABILITIES	4,802,667	4,401,531
Long-term debt	550,000	300,000
Pension and other post-retirement benefit liabilities	260,243	202,131
Deferred tax liabilities	50,106	51,472
Other long-term liabilities	441,090	458,944
Common stock	146,613	148,737
Retained earnings	4,108,556	4,038,985
Accumulated other comprehensive loss	(876,934)	(865,510)

TOTAL PARENT EQUITY	3,378,235	3,322,212
Noncontrolling interests in subsidiaries	11,893	13,082

TOTAL EQUITY	3,390,128	3,335,294

TOTAL LIABILITIES AND EQUITY	$9,494,234	$8,749,372

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended Sept. 30,
	2017	2016
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$508,574	$534,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,640	108,247
Share-based compensation	12,912	15,362
Excess tax benefits from share-based compensation	(2,504)	(10,475)
Changes in operating assets and liabilities	(94,265)	93,498

NET CASH PROVIDED BY OPERATING ACTIVITIES	542,357	741,352
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(97,181)	(86,650)
Acquisitions and other investing activities	(289,353)	(365,545)

NET CASH USED IN INVESTING ACTIVITIES	(386,534)	(452,195)
FINANCING ACTIVITIES:
Proceeds from debt	3,420,000	3,020,000
Payments on debt	(3,150,000)	(2,870,000)
Share-based awards exercised, net of taxes paid	(3,289)	(11,942)
Excess tax benefits from share-based compensation	—	10,475
Dividends paid	(296,517)	(288,909)
Purchase of stock	(171,884)	(143,810)

NET CASH USED IN FINANCING ACTIVITIES	(201,690)	(284,186)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	13,070	8,575

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(32,797)	13,546
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	242,879	211,631

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$210,082	$225,177